NEWS RELEASE
for immediate release

Inamed Contacts:
Ilan Reich, President
Michael Doty, CFO
(212) 273-3430


INAMED CORPORATION REPORTS PROFORMA
EPS OF $0.37 FOR THE FOURTH QUARTER OF
1999 AND $1.30 FOR THE FULL YEAR OF 1999

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Feb. 1, 2000--Inamed Corporation (Nasdaq:IMDC - news) announced today its financial results for the fourth quarter and twelve months ending December 31, 1999.

Sales for the fourth quarter of 1999 were $66 million, a 106 percent increase over the $32 million of sales reported in the fourth quarter of 1998. Sales for all of 1999 were $189 million, a 43 percent increase over the $132 million of sales reported for all of 1998.

The gross margin for the fourth quarter of 1999 was 68 percent, as compared to 61 percent for the comparable period in 1998. The gross margin for all of 1999 was 70 percent, as compared to 64 percent for all of 1998.

Profit before interest and taxes for the fourth quarter of 1999 was $15.1 million, for a 23 percent PBIT margin, as compared to $4.2 million, for a 13 percent PBIT margin for the comparable period in 1998. For all of 1999, profit before interest and taxes was $45.4 million, for a PBIT margin of 24 percent, as compared to $9.2 million, for a 7 percent PBIT margin for all of 1998.

Net income for the fourth quarter of 1999 was $13.7 million, or $0.74 per basic share and $0.64 per diluted share, as compared to net income of $9.9 million for the fourth quarter of 1998.

Net income for all of 1999 was $38.8 million, or $2.51 per basic and $2.03 per diluted share. Net income for all of 1998 was $12.0 million, or $0.92 per diluted share.

On a proforma basis, using a 33 percent effective tax rate and excluding $4.4 million of interest expense in the fourth quarter arising from the financing fees associated with the Collagen acquisition, Inamed's net income for the fourth quarter of 1999 would be $7.8 million, or $0.42 per basic share and $0.37 per diluted share. Excluding six cents per share for amortization of Collagen goodwill, Inamed's cash EPS for the fourth quarter of 1999 on a proforma basis would be $0.43 per diluted share.

Inamed's net income for all of 1999 on a proforma basis, using a 33 percent effective tax rate and excluding $5.2 million of interest expense in 1999 arising from the financing fees associated with the Collagen acquisition, would be $24.6 million, or $1.59 per basic share and $1.30 per diluted share. Excluding nine cents per share for amortization of Collagen goodwill in 1999, Inamed's cash EPS for all of 1999 would be $1.39 per diluted share.

Proforma results are a more meaningful indicator for investors because Inamed's net income during 1999 included substantial tax benefits arising from the recognition of a tax asset associated with the losses of 1997 and earlier. During the fourth quarter of 1999 all such remaining tax assets were recorded for financial reporting purposes. Another reason for presenting proforma results is because the $155 million bridge loan associated with the Collagen acquisition gave rise to substantial non-recurring financing fees. In the past three months Inamed has arranged to repay all of that debt, thereby normalizing its capital structure and interest expenses.

During the fourth quarter of 1999 Collagen's business operations, computer systems and product lines were successfully integrated into Inamed's existing domestic and international business units. Inamed believes that it has achieved all of the $16 million in annualized cost savings which were anticipated at the time the acquisition was announced in August 1999.

In order to pay for the Collagen acquisition, Inamed borrowed $155 million under a bridge loan and utilized $24 million of its own cash to pay acquisition costs and to retire $17 million of pre-existing senior debt. In November 1999 Inamed completed a public offering of 2.95 million primary shares of common stock and 500,000 secondary shares, at $29 per share. Inamed's net proceeds of $78.3 million were used to retire a comparable amount of the bridge loan. Inamed is currently finalizing a $107.5 million credit facility, consisting of an $82.5 million five-year term loan (which is being used to repay the balance of the bridge loan) and a $25 million revolver. Bear Steams Corporate Lending Inc. is the sole arranger and sole book manager, First Union National Bank is the administrative agent, and GMAC Commercial Credit LLC is the documentation agent.

In the first quarter of 2000 Inamed will have a charge of $2.1 million to write-off the remaining unamortized financing fees, due to the early retirement of the bridge loan. Excluding those charges, Inamed's normalized quarterly interest expense in the first quarter of 2000 will be approximately $2.2 million.

As of December 31, 1999 Inamed's capitalization consisted of $77 million of senior debt and shareholders' equity of $134 million. Also as of that date, the company had $17 million of cash and cash equivalents. Under the treasury method, the company had a weighted average of approximately 21.3 million diluted shares in the fourth quarter of 1999 and 19.1 million for all of 1999, as compared to approximately 12.9 million diluted shares in the fourth quarter of 1998 and 14.2 million for all of 1998.

Richard G. Babbitt, Inamed's Chairman and CEO, stated: "This quarter caps a year of superb achievements by the entire Inamed team. Every aspect of our business turned in an outstanding performance, as demonstrated by the excellent financial results for the fourth quarter and the full year.

Babbitt continued, "We look forward in 2000 to a number of exciting opportunities, including being able to offer the plastic surgery, reconstruction and aesthetic medicine communities the broadest portfolio of products and services in the industry."

Ilan Reich, Inamed's President, stated: "Our financial performance throughout 1999 reflects the strong franchise position we hold in each of our market areas -- aesthetic medicine, plastic and reconstructive surgery, and obesity products -- both in the United States and internationally."

Reich also said: "During the fourth quarter, we benefited from strong sales growth in each of these market areas, with every one of our major product segments showing at least 20 percent growth over the prior year. We are particularly pleased with the growth of the collagen facial implant products, which grew by more than 30 percent."

A conference call will be held at 4:00 pm today, Eastern time, to discuss the company's financial results and other recent developments and to answer questions from shareholders and analysts. To participate from the U.S., dial 800-230-1085; international callers, dial 612-338-1040, then ask to be connected to the Inamed Investor Call.

In addition, you may listen to the conference call over the Internet through Investor Broadcast Network's Vcall website, located at http://www.vcall.com. To listen, go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Vcall's website for 90 days after the call.

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets.

Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition. Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following radical mastectomies, and devices which treat severe obesity and urinary incontinence.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1998 and the Form S-3 dated November 17, 1999.

                                 Earnings Recap
                      (in thousands, except per share data)
                                    UNAUDITED

                                         For the fourth quarter ended
                                                   December 31,
                                              1999            1998

NET SALES                                  $65,573         $32,457
COSTS AND EXPENSES
     Cost of sales                          20,956          12,735
     Selling, general and administrative    27,731          14,379
     Research and development                3,453           2,313
TOTAL                                       52,140          29,457

OPERATING INCOME                            13,433           3,030
     Other income                            1,664           1,213

INCOME before interest and taxes            15,097           4,243
Net interest and other financing expense     7,893           1,066

INCOME BEFORE INCOME TAXES                   7,204           3,177
Income tax benefit                           6,460           8,569
Extraordinary charges                           --          (1,800)

NET INCOME                                  13,664           9,946
Basic earnings per share                      0.74            0.87
Diluted earnings per share                    0.64            0.78
Shares used in computation of:
     Basic earnings per share           18,499,581      11,428,135
     Diluted earnings per share         21,252,105      12,862,703

                                 Earnings Recap
                      (in thousands, except per share data)
                                    UNAUDITED


                                         For the twelve months ended
                                                   December 31,
                                              1999            1998

NET SALES                                 $189,295        $131,566
COSTS AND EXPENSES
     Cost of sales                          57,553          47,954
     Selling, general and administrative    77,671          65,779
     Research and development               10,324           9,366
TOTAL                                      145,548         123,099

OPERATING INCOME                            43,747           8,467
Other income                                 1,626             686

INCOME before interest and taxes            45,373           9,153
Net interest and other
     financing expense                      13,079           3,812

INCOME BEFORE INCOME TAXES                  32,294           5,341
Income tax benefit                           6,460           8,432
Extraordinary charges                       (1,800)



NET INCOME                                 $38,754       $ 11,973
Basic earnings per share                      2.51           1.15
Diluted earnings per share                    2.03           0.92
Shares used in computation of:
     Basic earnings per share           15,466,232     10,387,163
     Diluted earnings per share         19,058,287     14,185,244


Contact:

     Inamed Corporation
     Ilan Reich/Michael Doty, 212/273-3430